Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Capitalized terms used but not defined in this Exhibit 99.2 shall have the meanings ascribed to them in the Current Report on Form 8-K (this “Report”) filed with the Securities and Exchange Commission (the “SEC”) on April 2, 2024 and, if not defined in this Report, the definitive proxy statement/prospectus dated January 29, 2024, filed by Zapata Computing Holdings Inc. (formerly known as Andretti Acquisition Corp.) prior to the consummation of the Merger (the “Proxy Statement/Prospectus”). Unless the context otherwise requires, all references in this section to “Surviving Company” “we” “us” or “our” refers to the SPAC and its wholly owned subsidiaries after giving effect to the Transactions and “Zapata” refers to Zapata Computing, Inc.

The following unaudited pro forma condensed combined financial information (“pro forma financial information”) is based on the historical financial statements of the SPAC and Zapata, adjusted to depict the accounting of the Merger as described in Note 1 to the pro forma financial information. The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects adjustments that depict the accounting of the Merger (the “Balance Sheet Pro Forma Transaction Accounting Adjustments”). The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 reflects the Statement of Operations Pro Forma Transaction Accounting Adjustments assuming those adjustments were made as of January 1, 2023, which is the beginning of the earliest period presented (“Statement of Operations Pro Forma Transaction Accounting Adjustments”). Collectively, the Balance Sheet Pro Forma Transaction Accounting Adjustments and Statement of Operations Pro Forma Transaction Accounting Adjustments are referred to in this section as “transaction accounting adjustments”.

The pro forma financial information has been derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this Report, the Proxy Statement/Prospectus, or other filings with the SEC and incorporated herein by reference:

•	the accompanying notes to the pro forma financial information;

•

the SPAC’s historical audited financial statements as of and for the year ended December 31, 2023 and the related notes included in the Annual Report on Form 10-K for the year ended December 31, 2023 filed on March 26, 2024 (the “Form 10-K”);

•	the historical audited consolidated financial statements of Zapata as of and for the year ended December 31, 2023 and the related notes included as Exhibit 99.2 to this Report;

•

Other information relating to the SPAC and Zapata included in the Proxy Statement/Prospectus, including the Business Combination Agreement and the Sponsor Support Agreement and the description of certain terms thereof set forth under the sections entitled “The Business Combination Agreement” and “Sponsor Support Agreement,” respectively;

•	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the Form 10-K; and

•	Zapata’s Management’s Discussion and Analysis of Financial Condition and Results of Operations included as Exhibit 99.3 to this Report.

The pro forma financial information is provided for illustrative purposes only and is not necessarily indicative of what the actual results of operations and financial position would have been had the Merger taken place on the dates indicated, nor is it indicative of the future consolidated results of operations or financial position of the combined company.

The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Balance Sheet
	SPAC	Zapata
ASSETS
Current assets:
Cash and cash equivalents	$161	$3,332	$30	5	(c)	$8,888
			6,000	5	(d)
			72	5	(f)
			(370)	5	(l)
			(464)	5	(m)
			(11)	5	(n)
			1,923	5	(o)
			(1,785)	5	(s)
Accounts receivable	—	1,938	(829)	5	(a)	1,109
Accounts receivable - related party	—	—	829	5	(a)	829
Prepaid expenses and other current assets	44	323	(44)	5	(k)	323

Total current assets	205	5,593	5,351			11,149
Marketable Securities held in Trust Account	86,265	—	(66,451)	5	(b)	—
			(11,040)	5	(h)
			(330)	5	(i)
			(64)	5	(m)
			(6,457)	5	(n)
			(1,923)	5	(o)
Property and equipment, net	—	156	—			156
Operating lease right-of-use assets	—	238	—			238
Deferred offering costs	—	1,943	(1,943)	5	(s)	—
Non-current assets	—	137	—			137

Total assets	$86,470	$8,067	$(82,857)			$11,680

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP. (Continued)

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2023

(in thousands)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Balance Sheet
	SPAC	Zapata
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$6,452	$(1,500)	5	(a)	$4,140
			(812)	5	(s)
Accounts payable - related party	—	—	1,500	5	(a)	1,500
Accrued and other current liabilities	885	1,945	(217)	5	(a)	6,435
			671	5	(m)
			3,151	5	(s)
Accrued and other current liabilities - related party	—	—	217	5	(a)	217
Accrued interest payable - related party	71	—	255	5	(f)	—
			(326)	5	(i)
Operating lease liability, current	—	252	—			252
Liability for common stock to be issued	—	—	1,688	5	(v)	1,688
Deferred legal fee	—	—	3,330	5	(l)	3,330
Convertible note - related party	—	—	1,577	5	(i)	1,577
Deferred revenue	—	744	—			744

Total current liabilities	956	9,393	9,534			19,883
Deferred underwriting fee payable	8,050	—	(8,050)	5	(j)	—
Convertible note - related party	2,450	—	72	5	(f)	941
			(1,581)	5	(i)
Deferred legal fee	4,040	—	(4,040)	5	(l)	—
Notes payable, non-current	—	8,900	6,091	5	(d)	2,020
			1,000	5	(s)
			150	5	(t)
			539	5	(q)
			(14,660)	5	(r)
Forward purchase agreement derivative liability	—	—	4,935	5	(h)	4,935
Non-current liabilities	—	—	616	5	(m)	616

Total liabilities	15,496	18,293	(5,394)			28,395

SPAC Class A Common Stock, subject to possible redemption	86,264	—	(66,451)	5	(b)	—
			(19,813)	5	(p)
Zapata Convertible Preferred Stock	—	64,716	(64,716)	5	(u)	—
Stockholders’ equity (deficit):
SPAC Preference Shares	—	—	—	5	(g)	—
SPAC Class A Common Stock	—	—	—	5	(g)	—
SPAC Class B Common Stock	1	—	(1)	5	(g) 5(p)	—
Zapata Common Stock	—	—	—	5	(c)	—
			—	5	(u)
New Company Common Stock	—	—	—	5	(h)	3
			1	5	(p)
			—	5	(r)
			—	5	(s)
			2	5	(u)
			—	5	(w)
Additional paid-in capital	—	14,633	30	5	(c)	84,368
			8,751	5	(e)
			(10,986)	5	(h)
			8,050	5	(j)
			19,813	5	(p)
			14,660	5	(r)
			(6,775)	5	(s)
			36,192	5	(u)
			—	5	(w)
Accumulated other comprehensive loss	—	(49)	—			(49)
Accumulated deficit	(15,291)	(89,526)	(91)	5	(d)	(101,037)
			(8,751)	5	(e)
			(255)	5	(f)
			(4,989)	5	(h)
			(44)	5	(k)
			(1,815)	5	(m)
			(6,468)	5	(n)
			340	5	(l)
			(539)	5	(q)
			(292)	5	(s)
			(150)	5	(t)
			28,522	5	(u)
			(1,688)	5	(v)

Total stockholders’ equity (deficit)	(15,290)	(74,942)	73,517			(16,715)

Total liabilities, convertible preferred stock and stockholders’ equity (deficit)	$86,470	$8,067	$(82,857)			$11,680

ZAPATA COMPUTING, INC./ANDRETTI ACQUISITION CORP.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR YEAR ENDED DECEMBER 31, 2023

(in thousands, except share and per share data)

	Historical		Actual Redemption
			Transaction Accounting Adjustments			Pro Forma Statement of Operations
	SPAC	Zapata
Revenue	$—	$5,683	$(1,980)	6(a	)	$3,703
Revenue - related party	—	—	1,980	6(a	)	1,980

Total revenue	—	5,683	—			5,683
Cost of revenue	—	4,582	—			4,582

Total gross profit	—	1,101	—			1,101
Operating expenses:
Sales and marketing	—	5,885	(2,783)	6(a	)	3,102
Sales and marketing - related party	—	—	2,783	6(a	)	2,783
Research and development	—	5,915	—			5,915
General and administrative	—	7,409	150	6(j	)	7,559
Formation costs, professional fees and general and administrative costs	8,349	—	(180)	6(d	)	14,069
			(340)	6(e	)
			1,815	6(f	)
			2,639	6(g	)
			44	6(h	)
			54	6(n	)
			1,688	6(o	)

Total operating expenses	8,349	19,209	5,870			33,428

Loss from operations	(8,349)	(18,108)	(5,870)			(32,327)
Other income (expense), net:
Interest earned on marketable securities held in Trust Account	8,157	—	(8,157)	6(c	)	—
Change in fair value of Convertible Promissory Notes - Related Party	(599)	—	—			(599)
Interest expense - Convertible Promissory Notes - Related Party	(71)	—	(255)	6(b	)	(326)
Interest income	—	47	—			47
Extinguishment of Senior Notes	—	(6,864)	6,864	6(l	)	—
Change in fair value and loss on issuance of Senior Notes and Senior Secured Notes	—	(4,779)	4,779	6(k	)	—
Loss on issuance of derivative contract	—	—	(4,935)	6(n	)	(4,935)
Loss on issuance of Senior Secured Notes	—	—	(8,751)	6(m	)	(8,751)
Loss associated with amendments to capital markets advisory agreements	—	—	(3,829)	6(g	)	(4,121)
			(292)	6(i	)
Other expense, net	—	(10)	—			(10)

Total other income (expense), net	7,487	(11,606)	(14,576)			(18,695)

Net loss before income taxes	(862)	(29,714)	(20,446)			(51,022)
Provision for income taxes	—	(20)	—			(20)

Net loss	$(862)	$(29,734)	$(20,446)			$(51,042)

Weighted average common shares outstanding - basic and diluted	5,750,000	5,104,642	22,213,249	6(p	)	27,963,249

Net loss per share attributable to common stockholders - basic and diluted	$(0.04)	$(5.82)				$(1.83)

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1.	Description of the Merger

Pursuant to the Business Combination Agreement, on March 28, 2024 we completed our planned Merger with Zapata, pursuant to which Zapata became our wholly owned subsidiary. In connection with the Merger, we filed an application for deregistration with the Cayman Islands Registrar of Companies and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which we were domesticated and continue as a Delaware corporation (the “Domestication”), and changed our name to “Zapata Computing Holdings Inc.” At the effective time of the Domestication, each outstanding share of SPAC Class A Common Stock automatically converted into one share of New Company Common Stock, each outstanding share of SPAC Class B Common Stock automatically converted into one share of New Company Common Stock and the SPAC Warrants automatically became exercisable for shares of New Company Common Stock. At the effective time of the Merger, existing shareholders of Zapata received shares of New Company Common Stock in exchange for the securities held prior to the consummation of the Merger. Upon the consummation of the Merger, certain holders of the outstanding Senior Secured Notes elected to convert their notes into shares of New Company Common Stock in accordance with their terms. In connection with the consummation of the Merger, the New Company Common Stock and the SPAC Warrants were listed on the Nasdaq Stock Market under the symbols “ZPTA” and “ZPTAW”, respectively. Transaction costs paid and accrued by Zapata related to the Merger were $7.2 million and will be treated as issuance costs and netted against additional paid-in capital in our pro forma condensed consolidated balance sheet at the Closing of the Merger. Refer to Note 5(s) below.

The aggregate value of the consideration that the holders of Zapata Capital Stock and Zapata Options collectively received from the SPAC in connection with the Merger was approximately $200.0 million.

At the Effective Time:

•	each share of Zapata Common Stock was converted into the right to receive 0.9141 shares of New Company Common Stock (the “Per Share Common Stock Consideration”).

•

each holder of Zapata Preferred Stock was converted into the right to receive 0.9141 shares of New Company Common Stock. Zapata determined that the Merger constituted a deemed liquidation under its charter and, as such, the holders of Zapata Preferred Stock were entitled to receive an amount per share equal to the greater of i) the applicable original issue price of the applicable series of Zapata Preferred Stock, plus any dividends declared but unpaid thereon (the “preference”), or ii) such amount per share as would have been payable had all shares of Zapata Preferred Stock been converted into Zapata Common Stock immediately prior to the Merger (the “as converted amount”). The Per Share Preferred Stock Consideration was equal to the Per Share Common Stock Consideration because the as converted amount was greater than the preference.

•

each Zapata Option was automatically converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined by multiplying the Zapata Common Stock subject to the Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration and rounding the resulting number down to the nearest whole number of shares of New Company Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Zapata Common Stock subject to the Zapata Option, as in effect immediately prior to the Effective Time, by the Per Share Common Stock Consideration.

Related events that occurred in connection with the Merger are discussed in more details below:

I.	Issuance of Senior Notes and Senior Secured Notes

A.

On June 13, 2023, Zapata entered into a senior note purchase agreement and senior promissory note agreement (collectively, the “Senior Note Purchase Agreement”) with certain investors. Under the Senior Note Purchase Agreement, Zapata was authorized to issue additional Senior Notes in an aggregate principal amount of all Senior Notes outstanding not exceeding $20.0 million. In addition, pursuant to the Business Combination Agreement, Zapata was permitted to negotiate and enter into a committed equity facility or subscriptions to shares of Zapata capital stock for cash, or issue additional Senior Notes, subject to the aggregate amount of equity financing of Zapata (including the issuance of Senior Notes) raised, committed or issued prior to the Closing not exceeding $25.0 million (inclusive of principal amount and interest). Interest on borrowings under the Senior Notes was payable at an annum interest rate of 20.0% on the maturity date. The Senior Notes were convertible in connection with a business combination between Zapata and a publicly-traded special purpose acquisition company, including the Merger, or in connection with an initial public offering, in each case on or prior to the maturity date, at a conversion price of $8.50 per share. The purpose of the issuance of the Senior Notes was to fund general corporate expenses of the Surviving Company. As of December 22, 2023, the aggregate principal amount of $5.6 million plus accrued and unpaid interest of $0.6 million of the Senior Notes was exchanged for $6.2 million of the aggregate principal amount of the Senior Secured Notes. Accrued and unpaid interest on the borrowings under the Senior Notes prior to the exchange was calculated at an interest rate of 20.0% based on the 365-day period from the issuance date to the amendment date. As of December 22, 2023, all Senior Notes were canceled in exchange for Senior Secured Notes with a principal amount equal to the principal amount of the Senior Notes plus accrued and unpaid interest through the date immediately prior to the exchange.

B.

In December 2023, Zapata agreed to issue and sell up to an aggregate principal amount of $14.375 million of Senior Secured Notes, exclusive of any Senior Secured Notes issued in exchange for existing Senior Notes. Through the Closing Date, Zapata issued Senior Secured Notes in an aggregate principal amount of $16.2 million. The Senior Secured Notes bear compounding interest at the rate of 15% per annum. The outstanding principal amount of the Senior Secured Notes and all accrued but unpaid interest thereon will be due and payable on December 15, 2026 (the “maturity date”). On or after December 15, 2025 or at any time when the aggregate principal amount of all Senior Secured Notes outstanding is $3.0 million or less, the Senior Secured Notes, or a portion thereof, may be prepaid by Zapata in cash without penalty.

While any Senior Secured Notes are outstanding, Zapata cannot incur additional indebtedness for borrowed money, except additional Senior Secured Notes, substantially similar notes or other debt instruments that are pari passu with or subordinate to the Senior Secured Notes, subject to certain conditions, and other exceptions described in the Senior Secured Note Purchase Agreement with respect to indebtedness incurred in Zapata’s ordinary course of business.

The Senior Secured Notes are convertible at the option of the holder in connection with a business combination between Zapata and a publicly-traded special purpose acquisition company, including the Merger, or in connection with an initial public offering, in each case on or prior to the maturity date, at a conversion price (as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) of (i) $4.50 per share at the closing of such business combination, including the Merger, or initial public offering, as applicable, or (ii) $8.50 per share at any time after the closing of such business combination, including the Merger, or initial public offering, as applicable. Zapata will notify the holders of the closing of any such business combination or initial public offering at least ten business days prior to the expected closing date of such transaction, and each holder must notify Zapata of its intention to exchange a portion or all of its Senior Secured Note at least five business days prior to such closing date.

If a holder elects to exchange his or its shares in connection with the Business Combination, Zapata will cause the SPAC to (i) enter into Exchange Agreements prior to the Closing, pursuant to which such Senior Secured Notes will be exchanged for shares of New Company Common Stock in accordance with the terms of such Exchange Agreement and as set forth in the Senior Secured Note Purchase Agreement and, (ii) at the Effective Time, issue shares of New Company Common Stock to the holders of Senior Secured Notes then outstanding in exchange for such Senior Secured Notes in accordance with the terms of the Senior Secured Notes and the Exchange Agreements.

Immediately prior to the Closing of the Merger, Zapata had $16.7 million in aggregate principal and accrued interest of Senior Secured Notes outstanding. This includes the $6.2 million in aggregate principal and accrued interest under the Senior Notes that was converted into the Senior Secured Notes, Senior Secured Notes in an aggregate principal amount of $8.9 million issued for cash through the Closing Date, $1.1 million in aggregate principal amount of Senior Secured Notes issued to third party advisors in lieu of cash payment for services related to the Merger, and $0.5 million of interest accrued on the Senior Secured Notes through the Closing Date. Of the aggregate outstanding balance of the Senior Secured Notes of $16.7 million, $14.7 million was converted into 3,257,876 shares of New Company Common Stock upon the Closing.

II.	Actual Redemption

On March 28, 2024, Public Shareholders of 6,048,595 shares of SPAC Class A Common Stock exercised their redemption rights, for their pro rata share of the funds in the Trust Account in an aggregate redemption payment amount of $66.5 million using a redemption price of approximately $10.99 per share. Refer to Note 5(b) below.

III.	Domestication

A.	Immediately preceding the Closing:

1.

Each share of SPAC Class A Common Stock and each share of SPAC Class B Common Stock then outstanding immediately prior to the effective time of the Domestication was converted into one share of New Company Common Stock, and

2.

Each SPAC Public Warrant and each SPAC Private Warrant then outstanding immediately prior to the effective time of the Domestication and exercisable for one share of SPAC Class A Common Stock was automatically converted into one warrant exercisable for one share of New Company Common Stock.

IV.	Merger

A.	Upon the Closing of the Merger:

1.

Each then-outstanding share of Zapata Capital Stock was converted into the right to receive 0.9141 shares of New Company Common Stock, which is equal to the Per Share Common Stock Consideration of 0.9141.

2.

Each then-outstanding Zapata Option to purchase shares of Zapata Common Stock, whether or not exercisable and whether or not vested was automatically converted into an option to purchase, on the same terms and conditions as were applicable to such Zapata Option immediately prior to the Effective Time, including applicable vesting conditions, a number of shares of New Company Common Stock determined by multiplying the Zapata Common Stock subject to the Zapata Option immediately prior to the Effective Time by the Per Share Common Stock Consideration of 0.9141 and rounding the resulting number down to the nearest whole number of shares of New Company Common Stock, at an exercise price per share (rounded up to the nearest whole cent) determined by dividing the per share exercise price for the shares of Zapata Common Stock subject to the Zapata Option by the Per Share Common Stock Consideration of 0.9141.

3.

An outstanding balance, inclusive of the principal and interest of $14.7 million, of the Senior Secured Notes were exchanged and converted into 3,257,876 shares of New Company Common Stock at $4.50 per share in accordance with the terms of the Senior Secured Notes and the Exchange Agreements. Upon the Closing of the Merger, the Surviving Company had $2.0 million, including a de minimis amount of accrued interest, of the Senior Secured Notes outstanding.

V.	Capital Markets Advisory, Marketing and Legal Agreements

A.

On July 4, 2023, we entered into an engagement letter with a third party, pursuant to which, the third party will act as a capital markets advisor to us in connection with the Merger. We agreed to pay in the following amounts:

i.	An advisor fee in the sum of:

(a) $500,000 in cash payable upon the Closing of the Merger,

(b) $1,000,000 in either cash or shares of New Company Common Stock, payable 180 calendar days after the Closing of the Merger, and

(c) $1,000,000 payable in either cash or shares of New Company Common Stock, payable 270 calendar days following the Closing of the Merger (notes (b) and (c) collectively, the “Deferred Shares Arrangement”), and

ii.	A transaction fee in the sum of:

(a) 4% of the gross proceeds raised from investors identified by the third party and received by us or Zapata in connection with the Merger, and

(b) 3% of the proceeds released from the Trust Account with respect to any Public Shareholders identified to us by the third party that:

x) entered into a non-redemption agreement or other similar agreement, or

y) did not redeem shares of SPAC Class A Common Stock.

Pursuant to above engagement letter, upon the Closing of the Merger, we owed the third party an advisor fee of $0.5 million payable in cash, $2.0 million payable in either cash or shares, and a transaction fee of $0.1 million for an aggregate amount owed of $2.6 million.

On March 25, 2024, we and the third party entered into an amendment to the engagement letter, which amendment replaced the fees to be paid pursuant to the original engagement letter with a cash transaction fee of $6.4 million and reimbursement of out-of-pocket expenses of $11.0 thousand, which were paid out of the Trust Account upon the Closing of the Merger. In addition, we recognized a loss associated with amendments to capital markets advisory agreements of $3.8 million. Refer to Note 6(g).

B.

On September 13, 2023, Zapata entered into a capital markets advisory agreement with an additional third party, pursuant to which Zapata agreed to pay (i) $1.3 million for capital markets advisory services provided related to the Merger, and (ii) a placement agent’s fee equal to 5% of the aggregate purchase price paid by each investor of Senior Notes introduced by the third party. In the event the gross cash raised through Merger was below $40.0 million, in lieu of making a cash payment of $1.3 million for capital markets advisory services at Closing, Zapata agreed to pay $0.8 million in cash at Closing and $0.5 million worth of shares of New Company Common Stock at the trailing 5-day volume-weighted average price (the “VWAP”) as of the date that is 30 calendar days after the Closing.

On March 20, 2024, the capital markets advisory agreement was amended, pursuant to which, Zapata agreed to pay six monthly installments in cash of $41.7 thousand per month commencing on May 15, 2024 and issue a Senior Secured Note of $1.0 million. The third party did not convert the Senior Secured Note into shares of New Company Common Stock upon the Closing. We recognized a loss associated with amendments to capital markets advisory agreements of $0.3 million. Refer to Note 5(s).

C.

On February 9, 2024, we entered into a marketing services agreement with an additional third party to promote investor engagement, pursuant to which we agreed to pay $0.3 million worth of shares of New Company Common Stock at issuance price upon the Closing of the Merger. The number of shares to be issued was subject to a 30-day adjustment period following February 12, 2024. In the event that the average trading price of the Surviving Company within the 30-day period was below the issuance price, an adjustment to the number of shares to be paid to the third party would be made based on the lower of (i) the issuance price, or (ii) the average trading price of the Surviving Company within the 30-day period subsequent to February 12, 2024. In connection with the Closing of the Merger, Zapata issued 30,706 shares of New Company Common Stock to the third party.

D.

On February 9, 2024, we and Zapata entered into a capital markets advisory agreement with an additional third party, pursuant to which we agreed to pay the third party i) $0.3 million for capital markets advisory services provided related to the Merger, and ii) $0.2 million for services provided related to the benefit of the holders of our and Zapata’s securities. In connection with the Merger, Zapata made a cash payment of $0.5 million prior to the Closing.

On March 27, 2024, we and Zapata agreed to issue to the third party a Senior Secured Note in the aggregate principal amount of $0.1 million immediately prior to the Closing for additional capital markets advisory services provided related to the Merger, which was converted into 33,333 shares of New Company Common Stock at the Closing.

E.

On February 9, 2024, Zapata and the SPAC entered into an engagement letter with an additional third party, as amended on February 27, 2024, pursuant to which the third party will continue to act as a capital markets advisor to Zapata until the date that is eighteen months following the Closing of the Merger (the “Term”). Zapata and the SPAC agreed to pay the third party a cash fee of $1.8 million, payable by the Surviving Company in monthly payments over 18 months commencing on the earlier of May 31, 2024 or the effectiveness of the Registration Statement on Form S-1 to be filed pursuant to the Purchase Agreement (as defined below) with Lincoln Park (the “Lincoln Park Registration Statement”), with $0.3 million of such payment waivable if the Surviving Company voluntarily prepays $1.5 million to the third party prior to December 31, 2024. Notwithstanding the foregoing, Zapata will pay the full $1.8 million upon consummation of a financing transaction with proceeds of $15.0 million or more (not including sales under the Purchase Agreement or similar financing) during the Term.

F.

In March 2024, Zapata entered into a placement agent agreement to retain an additional third party for the purpose of raising up to $10.0 million, for a term of 60 days from the execution of the placement agent agreement. Zapata agreed to pay a cash fee equal to 7.0% of the gross amount of cash proceeds (the “Financing Proceeds”) received by Zapata from investors introduced by the third party directly to Zapata. The cash fee is payable from Zapata within 7 business days following Zapata’s receipt of proceeds from any investors introduced by the third party. In addition, Zapata agreed to issue a number of shares of New Company Common Stock equal to 3.0% of the Financing Proceeds divided by $4.50 upon the Closing. In connection with the placement agent agreement, Zapata made a cash payment of $0.1 million and issued 11,666 shares of New Company Common Stock upon the Closing.

G.

In connection with the Merger, we had incurred $4.0 million of deferred legal fees to be paid to our legal advisors upon consummation of the Merger, which were recorded as deferred legal fees in our historical audited consolidated financial statements as of and for the year ended December 31, 2023. On March 26, 2024, we entered into a fee letter for legal services rendered in connection with the Merger, pursuant to which the total fee was reduced to $3.7 million, of which $0.4 million was paid in cash upon the Closing of the Merger and the remaining balance will be paid in equal monthly installments of $0.3 million per month for each of the twelve months following the Closing of the Merger and the effective date of the Surviving Company’s Registration Statement (see Note 1.VI).

H.

On February 16, 2021, we entered into a consulting agreement with an additional third party, pursuant to which the third party provided investor and media relations support in connection with the search for a potential business combination. As of the Closing of Merger, we incurred $0.2 million for services rendered under the consulting agreement. On March 25, 2024, we amended the consulting agreement, pursuant to which we agreed to pay a total of $0.2 million in equal monthly installments over a six-month term beginning on the earlier of (i) the sales of New Company Common Stock pursuant to the Equity Line of Credit Agreement (see Note 1.VI) or (ii) June 30, 2024.

VI.	Equity Line of Credit Agreement

On December 19, 2023, we and Zapata entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park, pursuant to which Lincoln Park has agreed to purchase from the Surviving Company, at the option of the Surviving Company, an aggregate of up to $75.0 million (the “Commitment”) of New Company Common Stock from time to time over a 36-month period following the Closing, subject to certain limitations contained in the Lincoln Park Purchase Agreement including, but not limited to, the filing and effectiveness of the Lincoln Park Registration Statement. In accordance with the Purchase Agreement, the Surviving Company must pay Lincoln Park a commitment fee of $1.7 million (the “Commitment Fee”) as follows: (i) on the business day prior to the filing of the Lincoln Park Registration Statement, $0.6 million in shares of New Company Common Stock and (ii) the Surviving Company may elect to pay the remaining $1.1 million amount of the Commitment Fee in either cash or shares of New Company Common Stock, with any shares issuable on the business day prior to the filing of the Lincoln Park Registration Statement and any cash due within 90 days of the Closing Date.

In connection with the Purchase Agreement, we and Zapata also entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with Lincoln Park, pursuant to which the Surviving Company will file the Lincoln Park Registration Statement (including the Commitment Shares) with the SEC within 45 days following the Closing of the Merger.

VII.	Sponsor Founder Shares

In contemplation of the Business Combination Agreement, we, Zapata, the Sponsor, the Sponsor Co-Investor and certain directors entered into the Sponsor Support Agreement. The Sponsor, the Sponsor Co-Investor and directors own an aggregate of 5,750,000 shares of SPAC Class B Common Stock. Of the aggregate shares of SPAC Class B Common Stock outstanding, 1,005,000 shares of SPAC Class B Common Stock are not subject to any vesting or forfeiture provisions in accordance with the Sponsor Support Agreement. The remaining 4,745,000 Sponsor Shares (the Sponsor and the Sponsor Co-Investor holds 3,536,863 and 1,208,137 Sponsor Shares, respectively) are subject to the following vesting and forfeiture provisions:

i.	In the event that the Closing Available Cash is an amount equal to $25.0 million or more, then all Sponsor Shares, or 4,745,000 shares, will be fully vested.

ii.	In the event that the Closing Available Cash is an amount equal to $10.0 million or less, then 30% of the Sponsor Shares, or 1,423,500 shares, will be unvested and subject to forfeiture.

iii.

In the event that the Closing Available Cash is more than $10.0 million but less than $25.0 million, then the number of Sponsor Shares that will be unvested and subject to forfeiture will be determined by straight line interpolation between zero and 30% of the number of Sponsor Shares.

All of the unvested Sponsor Founder Shares will become vested if, within three years of the Closing, the VWAP of New Company Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period, or if there is a change of control of the Surviving Company. If neither of these events occur within three years of the Closing, then the unvested Sponsor Founder Shares will be forfeited and shall be transferred by the Sponsor and the Sponsor Co-Investor to the Surviving Company, without any consideration for such transfer.

Upon the Closing of the Merger, the Closing Available Cash as defined by the Sponsor Support Agreement was $13.1 million, resulting in 1,129,630 shares that remain subject to vesting. The Sponsor Founder Shares that are subject to vesting and forfeiture have been accounted for as an equity transaction in accordance with ASC 815, Derivatives and Hedging as the arrangement is considered free-standing. The unvested Sponsor Founder Shares are indexed to the Surviving Company’s own stock and are therefore classified as equity in the unaudited pro forma condensed combined balance sheet.

VIII.	Forward Purchase Agreement

On March 25, 2024, we and Zapata entered into a Confirmation of an OTC Equity Prepaid Forward Transaction (the “Forward Purchase Agreement”) with Sandia Investment Management LP, acting on behalf of certain funds (collectively, “Sandia”), pursuant to which Sandia purchased, from the open market, 1,000,000 shares of SPAC Class A Common Stock immediately preceding the Closing (the “Recycled Shares”) and the Surviving Company issued to Sandia 500,000 shares of New Company Common Stock at a purchase price of $10.99 per share (the “Additional Shares”), which represents the maximum number of shares subject to purchase under the Forward Purchase Agreement, subject to adjustment as described below (the “Maximum Number of Shares”). Zapata also issued Senior Secured Notes with an aggregate principal amount of $3.0 million to the parties to the Forward Purchase Agreement prior to the Closing of the Merger.

Pursuant to the Forward Purchase Agreement, at the Closing, the Surviving Company prepaid to Sandia (the “Prepayment Amount”), (i) with respect to the Recycled Shares, with proceeds from the Trust Account, a cash amount equal to the (x) product of the number Recycled Shares as noted in a pricing notice delivered by Sandia and (y) $10.99 per share and, (ii) with respect to the Additional Shares, a per share amount equal to $10.99 per share netted against the proceeds from the Additional Shares received from Sandia. In the case of the Recycled Shares, the Prepayment Amount was paid with proceeds from the Trust Account at the Closing of the Merger. The Prepayment Amount for Additional Shares was netted against the proceeds that Sandia was to pay for the purchase of such Additional Shares, with Sandia being able to reduce the purchase price for the Additional Shares by the Prepayment Amount.

To the extent Sandia does not early terminate shares purchased under the Forward Purchase Agreement, as described below, the parties will settle the then outstanding shares held by Sandia upon the Valuation Date, such date being two years from the Closing, subject to acceleration under certain circumstances, as described in the Forward Purchase Agreement. On the Cash Settlement Payment Date, which is the tenth business day following the last day of the valuation period commencing on the Valuation Date, as described in the Forward Purchase Agreement (the “Valuation Period”), Sandia will pay the Surviving Company a cash amount equal to (A) the number of shares subject to the Forward Purchase Agreement as of the Valuation Date less the number of unregistered shares, multiplied by (B) the volume-weighted average price over the Valuation Period (the “Settlement Amount”); provided, that if the amount of the Settlement Amount Adjustment (as defined below) payable by the Surviving Company to Sandia is less than the Settlement Amount, then the Settlement Amount Adjustment will be automatically netted from the Settlement Amount and any remaining amount paid in cash. The Surviving Company will pay to Sandia on the Cash Settlement Payment Date an amount (the “Settlement Amount Adjustment”) equal to (1) the Number of Shares as of the Valuation Date multiplied by $2.00 per share if the amount is to be paid in cash, or (2) if the Settlement Amount Adjustment exceeds the Settlement Amount, the Counterparty may at its election pay the Settlement Amount Adjustment to Sandia in shares of New Company Common Stock, in an amount equal to the product of the Number of Shares as of the Valuation Date multiplied by $2.25; provided that, in certain circumstances as described in the Forward Purchase Agreement, including if a Delisting Event (as defined in the Forward Purchase Agreement) occurs during the Valuation Period, such amount must be paid in cash.

In addition, during the term of the Forward Purchase Agreement, Sandia may elect to terminate the transaction in whole or in part by providing a written notice to the Surviving Company, which will specify the quantity by which the number of shares will be reduced (the “Terminated Shares”). The Surviving Company shall be entitled to an amount from Sandia, equal to the product of (x) the number of Terminated Shares and (y) the Reset Price, as defined hereafter, on the date of notice.

As of the Closing of the Merger, the reset price (the “Reset Price”) is $10.00 per share and will be subject to reset on a monthly basis (each a “Reset Date”), with the first such Reset Date occurring 180 days after the closing date of the Merger to be greater of (a) $4.50 and (b) the 30-day volume weighted average price of shares of New Company Common Stock immediately preceding such Reset Date. Except as described below, the Reset Price will be reduced immediately to any lower price at which the Counterparty closes any agreement to sell or grants any right to reprice, or otherwise disposes of or issues (or announces any offer, sale, grant or any option to purchase or other disposition of) any shares of New Company Common Stock or securities of the Surviving Company or any of its subsidiaries convertible, exercisable or exchangeable into, or otherwise entitles the holder thereof to receive, shares of New Company Common Stock or other securities (a “Dilutive Offering and, such reset, a Dilutive Offering Reset”).

In the event of a Dilutive Offering Reset, the Maximum Number of Shares will be increased to an amount equal to the quotient of (i) 1,500,000 divided by (ii) the quotient of (a) the price of such Dilutive Offering divided by (b) $10.00. In such event, Sandia has the right to purchase more Additional Shares, up to the Maximum Number of Shares, for which the Surviving Company will be required to provide a cash prepayment to Sandia netted against the purchase price for such shares, and such Additional Shares will be subject to the terms of the Forward Purchase Agreement.

In addition, the Surviving Company reimbursed Sandia $0.1 million at Closing for reasonable out-of-pocket expenses for costs incurred in connection with the transaction, and (b) $0.1 million in expenses incurred in connection with the acquisition of the Recycled Shares. The Surviving Company will also pay to Sandia a quarterly fee of $5.0 thousand payable at the Closing in consideration of certain legal and administrative obligations in connection with this transaction.

IX.	SPAC Convertible Notes – Related Party

Pursuant to a Deferred Payment Agreement dated as of March 25, 2024, the Surviving Company amended the terms of our Convertible Note – Related Party, pursuant to which $0.3 million of the accrued interest outstanding at the Closing of the Merger was paid from the funds available in the Trust Account at Closing. The aggregate principal balance of our Convertible Note—Related Party plus accrued interest through the Closing of the Merger of $2.5 million was deferred at Closing and is due in monthly installments (including interest accruing from the Closing of the Merger through the payment date) for twelve months thereafter beginning thirty days following the effectiveness of the Surviving Company’s registration statement on Form S-1 to be filed pursuant to the Purchase Agreement with Lincoln Park (the “Registration Statement”). The Convertible Note – Related Party bears interest at a rate of 4.5% per annum.

2.	Basis of Pro Forma Presentation

The pro forma financial information was prepared in accordance with Article 11 of SEC Regulation S-X. The transaction accounting adjustments presented in the pro forma financial information are made to provide relevant information necessary for an understanding of the Surviving Company reflecting the accounting for the Merger.

Management has made significant estimates and assumptions in its determination of the transaction accounting adjustments. The transaction accounting adjustments are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The transaction accounting adjustments, which are described in these notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the transaction accounting adjustments, and it is possible the difference may be material.

The pro forma financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger. Historically, one of our affiliates, Andretti Global, and Zapata entered into the Enterprise Solution Subscription Agreement, the Managed Services Agreement, and the Andretti Sponsorship Agreement, prior to the Merger. The Enterprise Solution Subscription Agreement and Andretti Sponsorship Agreement are coterminous and terminate on December 31, 2024. The Managed Services Agreement also terminates on December 31, 2024. Andretti Global agreed to pay Zapata $5.0 million through the duration of the Enterprise Solution Subscription Agreement. As of December 31, 2023, Zapata had an aggregate of $0.8 million in accounts receivable related to the Enterprise Solution Subscription Agreement and the Managed Services Agreement. For the year ended December 31, 2023, Zapata recorded an aggregate of $2.0 million in revenues associated with the Enterprise Solution Subscription Agreement and the Managed Services Agreement. The total commitment under the Andretti Sponsorship Agreement is $8.0 million and is due and payable over the period of February 2022 through July 2024. Through December 31, 2023, Zapata paid $3.5 million under the Andretti Sponsorship Agreement. As of December 31, 2023, Zapata had an aggregate of $1.5 million in accounts payable and $0.2 million in accrued and other current liabilities related to the Andretti Sponsorship Agreement. For the year ended December 31, 2023, Zapata recorded $2.8 million in sales and marketing expenses with respect to the Andretti Sponsorship Agreement. The pro forma financial information gives effect to the above related party transactions that go into effect upon the Closing of the Merger.

The following table summarizes the pro forma number of shares of New Company Common Stock outstanding following the consummation of the Merger, excluding the potential dilutive effect of the exercise or vesting of stock options or warrants and the unvested Sponsor Founder Shares.

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.
	Shares	Percentage
Zapata equityholders	17,696,425	63%
Public Shareholders	1,846,206	7%
Sponsor and Insiders (1)	5,750,000	16%
Senior Secured Note holders	3,257,876	12%
Additional Shares issued pursuant to the Forward Purchase Agreement	500,000	2%
Capital markets advisors	42,372	0%

Total Shares of New Company Common Stock (2)	29,092,879	100%

(1)	Reflects the conversion of 5,750,000 shares of Class B Common Stock held by Sponsors and Insiders, of which 1,129,630 shares are subject to vesting, subject to the notes below.
(2)

Excludes shares issued in connection with the Commitment Fee and any other shares of New Company Common Stock that may be issued to Lincoln Park pursuant to the Lincoln Park Purchase Agreement (the “Lincoln Park Shares”). The Commitment Fee is payable in shares with a value of $0.6 million and the remainder of the Commitment Fee ($1.1 million) can be paid, at the election of the Surviving Company, in either cash or shares of New Company Common Stock Sales to Lincoln Park by the Surviving Company could result in substantial dilution to the interests of other holders of New Company Common Stock. See “Proposal No. 8 – The Equity Line of Credit Issuance Proposal” in the Proxy Statement/Prospectus.

The table set forth above does not take into account warrants to purchase shares of SPAC Class A Common Stock that will remain outstanding immediately following the Merger. The SPAC Public Warrants and SPAC Private Placement Warrants will become exercisable 30 days after the completion of the Merger and will expire five years after the completion of the Merger or earlier upon their redemption or liquidation. If we assume that all outstanding 11,500,000 SPAC Public Warrants and 13,550,000 SPAC Private Placement Warrants were exercisable and exercised following completion of the Merger, then the combined voting power of the SPAC and combined economic interest in the SPAC and Zapata will be as shown below:

	Pro Forma Combined Share Ownership in Zapata Computing Holdings Inc.
	Shares	Percentage
Zapata equityholders	17,696,425	33%
Public Shareholders	1,846,206	3%
Sponsor and Insiders (1)	5,750,000	11%
Senior Secured Note holders	3,257,876	6%
Additional Shares issued pursuant to the Forward Purchase Agreement	500,000	1%
Capital markets advisors	42,372	0%
SPAC Private Placement Warrant holders (2)	13,550,000	25%
SPAC Public Placement Warrant holders (3)	11,500,000	21%

Total Shares of New Company Common Stock (4)	54,142,879	100%

(1)	Reflects the conversion of 5,750,000 shares of Class B Common Stock held by Sponsors and Insiders, of which 1,129,630 shares are subject to vesting, subject to the notes below.

(2)	Represents shares of New Company Common Stock issuable upon exercise of the SPAC Private Placement Warrants.
(3)	Represents shares of New Company Common Stock issuable upon exercise of the SPAC Public Warrants.
(4)

Excludes the Lincoln Park Shares. The Commitment Fee is payable in shares with a value of $0.6 million and the remainder of the Commitment Fee ($1.1 million) can be paid, at the election of the Surviving Company, in either cash or shares of New Company Common Stock. Sales to Lincoln Park by the Surviving Company could result in substantial dilution to the interests of other holders of New Company Common Stock. See “Proposal No. 8 -The Equity Line of Credit Issuance Proposal” in the Proxy Statement/Prospectus.

3.	Accounting for the Merger

The Merger has been accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although we have acquired all of the outstanding equity interests of Zapata in the Merger, we are treated as the “acquired” company and Zapata is treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Merger has been treated as the equivalent of Zapata issuing stock for our net assets, accompanied by a recapitalization. Our net assets and Zapata’s net assets have been stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the completion of the Merger, the results of operations are those of Zapata.

Zapata has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	Zapata’s existing stockholders have the greatest voting interest in the Surviving Company;

•	Zapata’s existing stockholders have the voting rights to control decisions regarding election and removal of a majority of the directors and officers of the Surviving Company;

•	Zapata comprises the ongoing operations of the Surviving Company; and

•	Zapata’s existing senior management is the senior management of the Surviving Company.

4.	New Company Common Stock Issued to Zapata Stockholders upon the Closing of the Merger

The New Company Common Stock issued at the Closing is determined based on the Per Share Common Stock Consideration of 0.9141, calculated as of the Closing of the Merger, as follows:

Zapata Common Stock outstanding prior to the Closing of the Merger	5,136,453
Zapata Preferred Stock outstanding prior to the Closing of the Merger	14,222,580

19,359,033
Per Share Common Stock Consideration	0.9141

Shares of New Company Common Stock issued to Zapata shareholders upon the Closing of the Merger	17,696,425

5.	Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of December 31, 2023 reflects transaction accounting adjustments that depict the accounting for the Merger.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Balance Sheet Pro forma Transaction Accounting Adjustments:

a)

To reflect the reclassification of Zapata’s accounts receivable – related party of $0.8 million, accounts payable – related party of $1.5 million, and accrued and other current liabilities – related party of $0.2 million as pursuant to the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and the Managed Services Agreement. Refer to Note 2.

b)

To reflect the net redemption payment of $66.5 million made from the Trust Account for the holders of SPAC Class A Common Stock, who exercised their redemption rights with respect to 6,048,595 shares of SPAC Class A Common Stock prior to the consummation of the Merger at a redemption price of approximately $10.99 per share. Refer to Note 1.II.

c)	To reflect the issuance of 17,900 shares of Zapata Common Stock and the corresponding cash proceeds in connection with the exercise of Zapata Options subsequent to December 31, 2023.

d)

To reflect an additional $6.0 million of Senior Secured Notes issued by Zapata and the related interest of $0.1 million subsequent to December 31, 2023, with a respective increase in cash and cash equivalents. Refer to Notes 1.I.B.

e)	To reflect the substantial premium of $8.8 million associated with the Senior Secured Notes issued subsequent to December 31, 2023.

f)	To reflect the cash proceeds of $72.0 thousand and additional interest of $0.3 million in connection with the issuance of our Convertible Notes – Related Party subsequent to December 31, 2023.

g)

To record the conversion of the outstanding 1,846,206 shares of SPAC Class A Common Stock and 5,750,000 shares of SPAC Class B Common Stock into 7,596,206 shares of New Company Common Stock in accordance with the domestication provisions of the Business Combination Agreement. Refer to Note 1.III.A.

h)

Represents the Forward Purchase Agreement. Pursuant to the Forward Purchase Agreement, Sandia purchased 1,000,000 Recycled Shares from third parties in the open market and 500,000 Additional Shares from us at a purchase price of $10.99 per share. We prepaid to Sandia with proceeds from the Trust Account of $11.0 million with respect to the purchase of Recycled Shares and paid associated out-of-pocket expenses of $0.1 million. With respect to the purchase of Additional Shares, a per share amount equal to $10.99 per share was netted against the proceeds from the Additional Shares received from Sandia. As net proceeds for the shares purchased are $0, the shares are reflected as having been issued in exchange for a reduction in additional paid-in capital and a related derivative instrument. Based on declines in share prices, we could receive less cash than the Prepayment Amount. The Prepayment Amount, reduced by the economics of the downside taken on by us is reflected as a derivative liability in the amount of $4.9 million.

The fair value of the forward purchase derivative agreement liability is recorded through earnings as a one-time charge reflecting the cost of entering the Forward Purchase Agreement. Refer to Note 1.VIII.

i)

To reflect the reclassification of $1.6 million of the principal balance of our Convertible Note – Related Party from non-current to current liabilities in connection with the amendment executed on March 25, 2024 and the cash payment of the accrued interest related to the outstanding balance of our Convertible Notes – Related Party of $0.3 million from the funds available in the Trust Account pursuant to the Business Combination Agreement. Refer to Note 1.IX.

j)

To reflect the waiver of underwriting fees of $8.0 million incurred during our IPO. In a letter dated September 25, 2023, the underwriter waived the deferred portion of the underwriting fees to which it would otherwise have been entitled to in connection with the Merger under the underwriting agreement dated January 12, 2022.

k)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $44.3 thousand in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity.

l)

Pursuant to the fee letter for legal services, to reflect a cash payment of $0.4 million, a reduction in the deferred legal fee liability of $0.3 million, and the reclassification of the remaining liability of $3.3 million from non-current to current liabilities associated with legal services rendered to us in connection with the Merger. Refer to Note 1.V.G.

m)

To reflect additional transaction costs of $1.8 million incurred by us in connection with Merger, excluding the advisor and transaction fees described in Notes 6(e) and 6(g), which consist of estimated advisory, legal, accounting and other professional fees incurred in consummating the Merger, for which the corresponding offsets have been a cash payment of $0.4 million, a decrease in proceeds from the Trust Account of $0.1 million, an increase in accrued and other current liabilities of $0.7 million, and an increase in non-current liabilities of $0.6 million.

n)

To reflect, pursuant to the amended engagement letter, the advisor and transaction fees paid from the Trust Account of $6.4 million. In addition, we paid associated out-of-pocket expenses of $11.0 thousand upon the Closing as pursuant to the amended engagement letter. Refer to Note 1.V.A.

o)

To reflect the release of $1.9 million from the Trust Account to cash and cash equivalents pursuant to the Business Combination Agreement, after giving effect to Public Shareholders exercised their redemption rights to have their SPAC Class A Common Stock redeemed for their pro rata share of the Trust Account. Refer to Note 1.II.

p)

To reflect the reclassification of $19.8 million of the outstanding 1,846,206 shares of SPAC Class A Common Stock, and $0.6 thousand of SPAC Class B Common Stock to permanent equity of the Surviving Company.

q)

To reflect the accrued and unpaid interest of $0.4 million and the derecognition in amortization of debt discount of $0.1 million related to the Senior Secured Notes with a corresponding offset recorded as a net increase in accumulated deficit. Refer to Note 1.I.

r)

To reflect the conversion of the principal and accrued interest of the Senior Secured Notes of $14.7 million into 3,257,876 shares of New Company Common Stock pursuant to the Senior Secured Note Purchase Agreement. The shares of New Company Common Stock are recorded at their legal par value, and a corresponding adjustment to equity is recorded as additional paid-in capital.

s)

To reflect the transaction costs of $7.2 million incurred by Zapata in connection with the Merger. The transaction costs include advisory, legal, accounting, and other professional fees incurred that are deemed to be direct and incremental costs of the Merger. The transaction costs of $7.2 million are comprised of (i) a $7.2 million reduction to additional paid-in capital, reflected as a cash payment of $1.8 million, a decrease of $1.9 million in deferred offering costs, a decrease of $0.8 million in accounts payable, an increase of $3.2 million in accrued and other current liabilities, and an increase of $1.0 million in notes payable, and (ii) a $0.4 million increase in additional paid-in capital related to shares of New Company Common Stock issued in lieu of cash compensation. Additionally, Zapata incurred a loss of $0.3 million in connection with the amendment to a capital market advisory agreement, which is reflected as an increase to accumulated deficit of $0.3 million, with a corresponding offset to additional paid-in capital. The net decrease to additional paid-in capital as a result of the transaction costs incurred by Zapata was $6.8 million.

In addition, pursuant to certain capital markets advisory agreements, 42,372 shares of New Company Common Stock have been issued upon the Closing of the Merger. The shares of New Company Common Stock are recorded at their legal par value, and a corresponding adjustment to equity is recorded as additional paid-in capital. Refer to Notes 1.V.B, 1.V.C, 1.V.E, and 1.V.F.

t)

To reflect the issuance of a $0.1 million Senior Secured Note as compensation for services not directly related to the Merger provided by a third-party capital markets advisor as an increase to notes payable and accumulated deficit. Refer to Note 1.V.D.

u)

To reflect the recapitalization of Zapata through the contribution of all outstanding shares of Zapata Capital Stock and the issuance of 17,696,425 shares of New Company Common Stock, and the elimination of our accumulated deficit as the accounting acquiree. As a result of the recapitalization, the carrying value of Zapata Preferred Stock of $64.7 million and our accumulated deficit of $28.5 million were derecognized. The shares of New Company Common Stock issued in exchange for Zapata’s capital were recorded to New Company Common Stock of $1.8 thousand and additional paid-in capital of $36.2 million. Refer to Note 1.IV.A.

v)	To record the liability of $1.7 million related to the Commitment Fee with a corresponding offset to increase in accumulated deficit. Refer to Note 1.VI.

w)

Pursuant to the Sponsor Support Agreement, given that the Closing Available Cash of $13.1 million was more than $10.0 million but less than $25.0 million, 1,129,630 Sponsor Founder Shares became unvested at Closing and may vest upon the occurrence of specific events (refer to Note 1.VII). To date, the vesting provisions have not been achieved. The 1,129,630 unvested Sponsor Founder Shares, or $0.1 thousand, is reclassified from New Company Common Stock to additional paid-in capital.

6.	Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2023 reflects transaction accounting adjustments that depict the accounting for the Merger as if it had occurred on January 1, 2023.

The pro forma notes and adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:

Pro forma Transaction Accounting Adjustments:

a)

To reflect the reclassification of related party activities pursuant to the Enterprise Solution Subscription Agreement, the Andretti Sponsorship Agreement, and the Managed Services Agreement, as if the Merger had occurred on January 1, 2023. For the year ended December 31, 2023, Zapata’s aggregate revenue in connection with the Enterprise Solution Subscription Agreement and the Managed Services Agreement of $2.0 million, respectively, has been reclassified to revenue – related party in the unaudited pro forma condensed combined statements of operations. For the year ended December 31, 2023, Zapata’s sales and marketing expenses with respect to the Andretti Sponsorship Agreement of $2.8 million, have been reclassified to sales and marketing expenses – related party in the unaudited pro forma condensed combined statements of operations. Refer to Note 2.

b)

To reflect the recognition of interest expense of $0.3 million related to our Convertible Promissory Notes – Related Party for the year ended December 31, 2023, as if the Merger had occurred on January 1, 2023. Refer to Note 5(f).

c)

To reflect the derecognition of investment income of $8.2 million for the year ended December 31, 2023, respectively, related to the investments held in the Trust Account as if the Merger had occurred on January 1, 2023.

d)

To reflect an adjustment to eliminate our fee expensed and due to the Sponsor of $15.0 thousand per month for office space and administrative and support services, as if the Merger had occurred on January 1, 2023.

e)	To reflect the amendment to reduce the deferred legal fee liability by $0.3 million associated with legal services rendered to us in connection with the Merger. Refer to Note 5(l).

f)

To reflect the additional transaction costs of $1.8 million, which consist of estimated advisory, legal, accounting and other professional fees that are deemed to be direct and incremental costs of the Merger as an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(m).

g)

To reflect the advisor and transaction fees incurred in connection with the amended engagement letter with a third-party capital markets advisor as an adjustment to formation costs, professional fees and general and administrative costs of $2.6 million, and a loss associated with amendments to capital markets advisory agreements of $3.8 million. Refer to Note 5(n).

h)

To reflect the write-off of prepayments recognized in prepaid expenses and other current assets of $44.3 thousand for the year ended December 31, 2023 in connection with i) our D&O insurance incurred for the benefit of our directors and officers, and ii) transfer agent fees and filing fees. Most of our directors and officers will not continue as directors and officers in the post combination entity. These balances do not represent any future benefit for the post combination entity and are recorded an adjustment to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(k).

i)

To reflect the loss incurred on the amendment to a capital markets advisory agreement of $0.3 million, which is the difference between the total value of the consideration payable to the third-party in cash and shares of New Company Common Stock pursuant to the original terms of the capital markets advisory agreement and the total value of the consideration payable to the third-party in cash and Senior Secured Notes pursuant to the amended capital markets advisory agreement. Refer to Note 5(s).

j)

To reflect the cost of services rendered under a capital markets advisory agreement that were not direct costs of the Merger as an increase to general and administrative costs as if the Merger had occurred on January 1, 2023. In lieu of cash consideration, a Senior Secured Note of $0.1 million was issued to the third-party advisor. Refer to Note 5(t).

k)	To reflect the derecognition in the change in fair value of $4.8 million in connection with the Senior Secured Notes as if the Merger had occurred on January 1, 2023.

l)	To reflect the derecognition of the extinguishment of the Senior Notes of $6.9 million as if the Merger had occurred on January 1, 2023.

m)	To reflect the loss associated with the substantial premium of $8.8 million related to the Senior Secured Notes issued subsequent to December 31, 2023. Refer to Note 5(e).

n)

To reflect the one-time charge related to the recognition of the forward purchase agreement derivative liability of $4.9 million, and to reflect transaction fees of $0.1 million incurred in connection with the Forward Purchase Agreement as an increase to formation costs, professional fees and general and administrative costs as if the Merger had occurred on January 1, 2023. Refer to Note 5(h).

o)

To reflect the commitment fee of approximately $1.7 million related to the Lincoln Park Purchase Agreement for the year ended December 31, 2023 as if the Merger had occurred on January 1, 2023. Refer to Notes 1.VI and 5(v).

p)

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations reflects redemptions in connection with the Closing and are based upon the number of shares of New Company Common Stock outstanding as if the Merger occurred on January 1, 2023. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Merger have been outstanding for the entirety of the periods presented. Pro forma basic and diluted net loss per share is calculated as follows:

Year Ended December 31, 2023
(in thousands, except share and per share amounts)
Numerator:
Net loss	$(51,042)
Net loss attributable to common stockholders - basic and diluted	$(51,042)
Denominator:
Weighted average common shares outstanding used in basic and diluted net income per share (1)	27,963,249

Net loss per share attributable to common stockholders - basic and diluted	$(1.83)

(1)	Represents the total number of outstanding shares of New Company Common Stock that the Surviving Company issued upon consummation of the Merger.

Shares outstanding exclude 1,129,630 unvested Sponsor Founder Shares because the necessary conditions for vesting of the unvested Sponsor Founder Shares have not yet been met as of December 31, 2023. Accordingly, these shares are excluded from the table above and from the computation of the basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2023.

The number of outstanding New Company Warrants of 25,050,000 and New Company options of 3,016,409 to be issued upon the consummation of the Merger have been excluded from the computation of diluted net loss per share attributable to common stockholders for the year ended December 31, 2023 because including them would have been antidilutive.

The weighted average common shares outstanding - basic and diluted for the year ended December 31, 2023 is calculated as the sum of: a) 17,696,425 shares of New Company Common Stock held by Zapata stockholders, b) 1,846,206 shares of New Company Common Stock held by Public Shareholders, c) 4,620,370 shares of New Company Common Stock held by the SPAC Initial Shareholders, d) 3,257,876 shares of New Company Common Stock held by holders of Senior Secured Notes, e) 500,000 shares of New Company Common Stock that have been issued to Sandia pursuant to the Forward Purchase Agreement, and f) 42,372 shares of New Company Common Stock held by certain capital markets advisors.